Exhibit 99.1

News Release
Sunoco, Inc.
1801 Market Street
Philadelphia, Pa. 19103-1699

For further information contact:	For release: IMMEDIATELY
Jerry Davis (media) 215-977-6298	July 7, 2005
Terry Delaney (investors) 215-977-6106

No. 4036

SUNOCO DECLARES 2-FOR-1 STOCK SPLIT

PHILADELPHIA, July 7, 2005 — Sunoco, Inc. (NYSE: SUN) today announced that its Board of Directors has approved a two-for-one stock split to be effected in the form of a stock dividend. The stock split is for shareholders of record as of July 18, 2005, and shares will be distributed on or about, August 1, 2005. Holders of record of the Company’s common stock on the record date will receive one additional share of common stock for each share of common stock they own.

As of today, there are approximately 68.3 million shares of the Company’s common stock issued and outstanding. After the split, there will be approximately 136.6 million shares of the Company’s common stock outstanding. The Company expects the adjusted number of shares outstanding and adjusted per-share stock price to be reported by the New York Stock Exchange, effective August 1, 2005.

In other business, Sunoco’s board of directors today declared a cash dividend for the third quarter of 2005 on all full shares of common stock outstanding, payable September 9, 2005 to shareholders of record at the close of business on August 9, 2005. In view of the fact that the stock split will have been completed prior to the record date, the cash dividend for the third quarter will be 20 cents per share.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 900,000 barrels per day of refining capacity, approximately 4,800 retail sites selling gasoline and convenience items, over 4,300 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco also has the capacity to manufacture over 2.5 million tons annually of high-quality metallurgical-grade coke for use in the steel industry.

Those statements made in this release that are not historical facts are forward-looking statements intended to be covered by the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Sunoco believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect Sunoco’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: the Company’s ability to successfully consummate the announced stock split; general business and economic conditions; competitive products and pricing; effects of weather conditions and natural disasters on the Company’s operating facilities and on product supply and demand; changes in refining, marketing and chemical margins; variation in petroleum-based commodity prices and availability of crude oil and feedstock supply or transportation; effects of transportation disruptions; changes in the price differentials between light-sweet and heavy-sour crude oils; fluctuations in supply of feedstocks and demand for products manufactured; changes in product specifications; availability and pricing of oxygenates; phase-outs or restrictions on the use of MTBE; changes in operating conditions and costs; changes in the expected level of environmental capital, operating or remediation expenditures; age of, and changes in the reliability and efficiency of, the Company’s or a third party’s operating facilities; potential equipment malfunction; potential labor relations problems; the legislative and regulatory environment; ability to identify acquisitions, execute them under favorable terms and integrate them into the Company’s existing businesses; ability to enter into joint ventures and other similar arrangements with favorable terms; plant construction/repair delays; nonperformance by major customers, suppliers, dealers, distributors or other business partners; changes in financial markets impacting pension expense and funding requirements; political and economic conditions, including the impact of potential terrorist acts and international hostilities; and changes in the status of, or initiation of new, litigation. These and other applicable risks and uncertainties have been described more fully in Sunoco’s Form 10-Q filed with the Securities and Exchange Commission on May 5, 2005 and in other periodic reports filed with the Securities and Exchange Commission. Sunoco undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.